UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2019

INMUNE BIO INC.
(Exact name of registrant as specified in charter)

Nevada	001-38793	47-5205835
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Prospect Street, Suite 525, La Jolla, CA 92037

(Address of Principal Executive Offices) (Zip Code)

(858) 964 3720

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	INMB	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2019, the Board of Directors (the “Board”) of INmune Bio, Inc. (the “Company”) appointed Marcia Allen to serve as a director of the Company.

Since 2008, Ms. Allen has been the Chief Executive Officer of Allen & Associates Inc., a business and acquisition consulting firm. Since 2003, Ms. Allen has served as the chairperson of the Audit Committee and as an independent director of Ark Restaurants Corp. (NASDAQ), an owner and operator of 20 restaurants and bars, 21 fast food concepts, and catering operations primarily in New York City; Florida; Washington, DC; and Las Vegas, NV.. For the past twenty years she has been devoted to venture capital and corporate finance representing both investors and companies, primarily in the small to mid-cap arena. Her focus has been on building asset value through acquisition and internal growth funded by institutional investment groups. In this capacity, Ms. Allen was a Managing Director of Elite Capital, Inc., a Southern California Venture Capital Firm. She has also served as principal at Allen/Brenner, Inc., an Orange County based money and cash management firm. Ms. Allen was responsible for building its portfolio under management to approximately $1.0 billion at which time she divested the client base to a major Wall Street investment banking firm. During these years Ms. Allen was a founder and served as CFO and Director of The Movie Group, (AMX) the originating company which is today Lionsgate Entertainment (NYSE). She has more than 25 years with mergers and acquisitions, corporate finance and CFO and CEO experience. Ms. Allen was a Chief Financial Officer and Corporate Development Officer for W.R. Grace & Co. (NYSE) and was part of the founding group of Ruby Tuesday, Inc., (NYSE) a national restaurant chain. She relocated to join Taco Bell, Inc. as the Company's Chief Financial Officer where she structured and facilitated the acquisition of Taco Bell, Inc. by PepsiCo, Inc. Her expertise in the corporate world comes from both the operational sector and investment arena, which gives her unique insight and advantage. Ms. Allen received a Bachelors, Finance and Accounting from Haslam College of Business at the University of Tennessee in finance and accounting. She has been a speaker for Strategic Research Institute, Inc. magazine, the National Restaurant Association, the California Restaurant Association, the American Institute of Certified Public Accountants and the Los Angeles Venture Association (LAVA). She is active in numerous civic and political organizations and sits on the Board of Directors of several public and private companies and philanthropic organizations.

The Board has determined that Ms. Allen is an independent director within the meaning of NASDAQ Rule 5605. Ms. Allen qualifies to serve on the Board because of her ability to help the Company understand the dynamics of growth in emerging markets outside of the United Sates as well as her extensive accounting experience.

Ms. Allen does not have a family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Allen and any other persons pursuant to which she was selected as a director, and there are no transactions in which she has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In consideration for her service as a member of the Board, Ms. Allen shall receive the Company’s customary compensation for non-executive directors, which provides for an initial grant, at the time she joins the Board, of an option to purchase 100,000 shares of the Company’s common stock. One-third of the shares subject to the initial grant vest on the first anniversary of the grant date and the remainder shall vest in eight equal quarterly installments thereafter, such that the initial grant is fully vested on the third anniversary of the date of grant, subject to Ms. Allen’s continuous service on each applicable vesting date. In addition to the initial option grant Ms. Allen shall receive: (i) a cash payment for attendance at each convened meeting of the Board of Directors equal to (a) $3,000 if the meeting occurs in-person, or $1,500 if the meeting occurs via teleconference, plus (b) an additional cash payment equal to $500 for each committee any member of the Board is a member of, if the meeting occurs in person, or $250 for each committee any member of the Board is a member of, if the meeting occurs via teleconference and (ii) reimbursement for all out-of-pocket expenses related to attendance at any meeting of the Board.

Item 8.01 Other Events

On November 19, 2019, the Company issued a press release (the “Release”) announcing Ms. Allen’s appointment to the Board. A copy of the Release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibits 99.1 shall not be deemed “filed” for purposed of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 19, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INMUNE BIO INC.

Date: November 20, 2019	By:	/s/ David Moss
David Moss
Chief Financial Officer

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